Exhibit 4.2

CIM Commercial Trust Corporation

and

[   ]

Warrant Agent

Warrant Agreement

Dated as of [       ], 2016

WARRANT AGREEMENT

WARRANT AGREEMENT dated as of [       ], 2016 (this “Agreement”), between CIM Commercial Trust Corporation, a Maryland corporation (the “Company”), and [   ], a [   ] (the “Warrant Agent”).

WITNESSETH

WHEREAS, the Company proposes to issue a minimum of 400,000 units and a maximum of 36,000,000 units in connection with the Company’s public offering (the “Offering”), with each unit (each, a “Unit” and, collectively, the “Units”) comprised of (i) one share of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and (ii) one warrant (each, a “Warrant,” and, collectively, the “Warrants”) to purchase [   ] shares of common stock of the Company, par value $0.001 per share (the “Common Stock”).  The Units will not be certificated.  The shares of Preferred Stock and the Warrants are immediately separable and will be issued separately; and

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company in connection with the issuance, transfer, exchange, exercise and replacement of the Warrants, and this Agreement sets forth, among other things, the form and provisions of the Warrants and the terms and conditions on which they may be issued, transferred, exchanged, exercised and replaced.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1.  Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Applicable NAV” means, with respect to a Warrant, the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Warrant.  The Company’s determination of the Applicable NAV is final and binding.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.

“Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day, it means 5:00 p.m., New York City time, on the next succeeding Business Day.

“Exercise Price”, for any particular Warrant, means the Initial Exercise Price, as adjusted from time to time pursuant to Section 7.

“Holder” means a registered holder of a Warrant.

“Initial Exercise Price”, for any particular Warrant, means [   ]% of the Applicable NAV.

“NASDAQ” means the Nasdaq Global Market.

“Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

“Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on NASDAQ but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on NASDAQ during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on NASDAQ (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

“Warrant Shares” means shares of Common Stock issuable upon exercise of Warrants. Initially, the number of shares of Common Stock with respect to which a Warrant may be exercised is [   ], subject to adjustment pursuant to Section 7.

Section 2.  Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment.  The Company may from time to time appoint such co-warrant agents as it may, in its sole discretion, deems necessary or desirable.

Section 3.  Issuance and Form of Global Warrant Certificate.

(a)           The Company shall execute and the Warrant Agent shall countersign and deliver one or more global certificates (each, a “Global Warrant Certificate”), evidencing the Warrants, and each such Global Warrant Certificate (i) shall be registered in the name of The Depository Trust Company (the “Depository”) or of the nominee of the Depository and (ii) shall be delivered by the Warrant Agent to the Depository or pursuant to the Depository’s instructions or held by the Warrant Agent as custodian for the Depository.  Each Global Warrant Certificate shall evidence such number of Warrants as is set forth therein.

(b)           Each Global Warrant Certificate shall be substantially in the form set forth in Exhibit A attached hereto. The Global Warrant Certificate may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules and regulations of the Depository, any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Global Warrant Certificate, as evidenced by their execution of the Global Warrant Certificate, which shall be reasonably acceptable to the Warrant Agent.

Section 4.  Warrant Register.  The Warrants will be issued in registered form only. The Warrant Agent will keep or cause to be kept, at one of its offices in [   ], or at the office of one of its agents, books for registration and transfer of the Global Warrant Certificates issued hereunder. The Warrant Agent will create a special account for the issuance of Global Warrant Certificates.

Section 5.  Transfer and Exchange of Warrants.

(a)           The registration of the transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with this Agreement and the procedures and requirements of the Depository. The Company may instruct the Warrant Agent from time to time that certain Warrants are subject to restrictions on transfer, in which case the Warrant Agent shall not permit the transfer of such Warrants without the consent of the Company. A Global Warrant Certificate may only be transferred as a whole, and not in part, and only by (i) the Depository to a nominee of the Depository, (ii) a nominee of the Depository to the Depository or another nominee of the Depository, or (iii) the Depository or any such nominee to a successor Depository or its nominee.

(b)           To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign, by either manual or facsimile or other electronic submission, each Global Warrant Certificate.  No service charge shall be made for any registration of transfer or exchange. Any transfer tax, assessments, or similar governmental charge payable in connection with any registration of transfer or exchange shall be paid by the Holder of such Warrants.  All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.

(c)           If any Global Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for, and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants.

(d)           A Global Warrant Certificate registered in the name of the Depository shall be exchanged for a certificate or certificates issued in registered form in the name of a holder other than the Depository (a “Warrant Certificate”) only if (i) (A) the Depository has notified the Company that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act and (B) a successor to the Depository registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Company within 90 days or (ii) the Depository is at any time unwilling or unable to continue as Depository and a successor to the Depository is not able to be appointed by the Company within 90 days. In any such event, the Global Warrant Certificates registered in the name of the Depository shall be surrendered to the Warrant Agent for cancellation, and the Company shall execute, and the Warrant Agent shall countersign and deliver, to each beneficial owner identified by the Depository, in exchange for such beneficial owner’s beneficial interest in such Global Warrant Certificate, a Warrant Certificate representing, in the aggregate, the number of Warrants theretofore represented by such Global Warrant Certificate with respect to such beneficial owner’s beneficial interest. Global Warrant Certificates may not be exchanged for Warrant Certificates other than as provided in this Section 5(d).

Section 6.  Exercise of Warrants; Mechanics of Exercise.

(a)           Subject to the terms and conditions set forth herein and set forth in each Global Warrant Certificate or Warrant Certificate, each Warrant shall be exercisable for [   ] shares of Common Stock at the Exercise Price (subject to any adjustment pursuant to Section 7) commencing on the first anniversary of the date of issuance thereof (the “Initial Exercise Date”).  Such Warrant shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at the Close of Business on the fifth anniversary of the date of issuance thereof (the “Expiration Date”).

(b)           A Holder may exercise a Warrant in whole, but not in part, by delivering, not later than 5:00 p.m. New York time, on any Business Day to the Warrant Agent at its office:  (i) the exercise notice in substantially the form set forth in Exhibit A to the Global Warrant Certificate (the “Exercise Notice”) and (ii) payment, for the account of the Company, of an amount equal to the product of (A) the Exercise Price and (B) [   ].  Such payment shall be made in United States dollars by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose.  Any holder of beneficial interest in a Warrant shall effect compliance with the requirements in clauses (i) and (ii) above through the relevant members of the Depository in accordance with the procedures of the Depository.  If the Exercise Notice or the Exercise Price is received by the Warrant Agent after the Close of Business, the Warrant will be deemed to be received and exercised on the next Business Day.  If the Warrant is received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Holder as soon as practicable.  In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of a Warrant.

(c)           Notwithstanding any provision herein to the contrary, if upon any exercise of any Warrant a registration statement covering the issuance of the Warrant Shares is not effective and an exemption from such registration is not available, the Holder may only satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Warrant Agent shall issue to the Holder, subject to confirmation by the Company, the number of Warrant Shares as follows (the “Cashless Exercise Ratio”):

X = Y [(A-B)/A]

where:

X = the number of shares of Common Stock to be issued to the Holder

Y = the number of shares of Common Stock with respect to which the Warrant is being exercised

A = the Fair Market Value of one share of Common Stock

B = the Exercise Price

For the purpose of computation of the Cashless Exercise Ratio, the “Fair Market Value” per share of Common Stock at any date shall be based on the VWAP of the Common Stock for the 60 Trading Days immediately preceding the date as of which the Fair Market Value is being determined.

(d)           The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the Cashless Exercise Ratio.

(e)           If less than all the Warrants evidenced by a Global Warrant Certificate or Warrant Certificate surrendered are exercised, a new Global Warrant Certificate or Warrant Certificate, respectively, shall be issued for the remaining number of Warrants evidenced by the Global Warrant Certificate or Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the new Global Warrant Certificate or Warrant Certificate, respectively, pursuant to the provisions of Section 3 and this Section 6.

(f)            The Warrant Agent shall not effect any exercise of any Warrant, and a Holder shall not have the right to exercise a Warrant to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own shares of Common Stock (i) in excess of the Beneficial Ownership Limitation (as defined below) or (ii) that would otherwise result in the violation of any of the restrictions on the ownership and transfer of the Company’s stock contained in the charter of the Company.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the Warrant Shares issuable upon exercise of the Warrant, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or nonconverted portion of any other Warrants or any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein, in each case beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the

Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 6(f) applies, the determination of whether the Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of the Warrant is exercisable shall be in the sole discretion of the Holder, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are in non-compliance with the Beneficial Ownership Limitation.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  The “Beneficial Ownership Limitation” shall be 9.8% in value or number of shares, whichever is more restrictive, of the aggregate shares of the Common Stock outstanding immediately after giving effect to the issuance of the Warrant Shares.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor Holder of the Warrant.

(g)           As soon as reasonably practicable after the exercise of any Warrant, the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the Holder of such by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the Warrant Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Exercise Notice by such Holder or by the direct participant in the Depository through which such Holder is acting.

(h)           The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent for the benefit of funds held in those accounts from time to time.  Neither the Company nor any Holder will receive interest on any deposits or Exercise Price.

Section 7.  Adjustment of Exercise Price.  The Exercise Price and the Warrant Shares are subject to adjustment from time to time as set forth in this Section 7.

(a)           In case the Company shall, while any Warrants remain outstanding and unexpired, (i) declare a dividend or make a distribution on its outstanding Common Stock in Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, or (iv) enter into any transaction whereby the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization, then an appropriate adjustment in the number of shares of Common Stock (or other securities for which such shares of Common Stock have previously been exchanged or converted) purchasable under the Warrants shall be made and the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization shall be proportionately adjusted so that the Holder of the Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares or other securities which, if the Warrant had been exercised by such Holder immediately prior to such date, the Holder would have been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization.  For example, if the Company declares a two-for-one stock subdivision (split) and the Exercise Price hereof immediately prior to such event was $10.00 and the number of shares of Common Stock issuable upon exercise of the Warrant was 20, the adjusted Exercise Price immediately after such event would be $5.00 and the adjusted number of shares of Common Stock issuable upon exercise of the Warrant would be 40.  Any such adjustment shall be made successively whenever any event listed above shall occur.

(b)           No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Section 7(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment(s). All calculations shall be made to the nearest one hundredth (1/100) of a share.

(c)           When a specified event requiring an adjustment occurs, the Company shall promptly prepare a certificate setting forth, as applicable: (i) the Exercise Price of each Warrant, and (ii) the number of Warrant Shares covering each Warrant, each as adjusted, and a brief statement of the facts accounting for such adjustment.  The Company shall promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and instruct the Warrant Agent to mail a brief summary thereof to each Holder.

Section 8.  Certain Representations; Reservation and Availability of Shares of Common Stock or Cash.

(a)           This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           As of the date hereof, the authorized capital stock of the Company consists of (i)

900,000,000 shares of Common Stock, of which (A) [   ] shares of Common Stock are issued and outstanding, (B) [   ] shares of Common Stock are reserved for issuance upon exercise of the Warrants, (C) [   ] shares are reserved for issuance upon redemption of the Preferred Stock, (D) [   ] shares of Common Stock are issuable upon exercise of previously issued and outstanding warrants, and (E) [   ] shares of Common Stock are reserved under the Company’s equity incentive plan, and (ii) 100,000,000 shares of preferred stock, $0.001 par value per share, of which up to 36,000,000 shares are designated as Preferred Stock and are issuable in connection with the Offering.  As of the date hereof, there are no other outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company any class of capital stock of the Company.

(c)           The Company will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

(d)           The Company will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Global Warrant Certificate or the Warrant Shares.  The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of a Global Warrant Certificate or the issuance of Warrant Shares in a name other than that of the Holder until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

Section 9.  Fractional Shares of Common Stock.

(a)           Warrants may only be exercised by a Holder or the holder of beneficial interests therein for a whole number of shares of Common Stock, unless such Holder or holder does not at the time of exercise own a sufficient number of Warrants to do so. The Company shall not issue fractions of Warrant Shares. Whenever any fraction of Warrant Shares would otherwise be required to be issued or distributed the Company shall, in its sole discretion, either (i) pay a Holder cash in respect of such fraction in an amount equal to such fraction multiplied by the Exercise Price, or (ii) round such fraction down to the nearest whole share.

(b)           The Holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant Share.

Section 10.  Warrant Holder Not Deemed a Stockholder.  No Holder of a Warrant or record holder of a Global Warrant Certificate shall be entitled to vote, receive dividends or other distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented thereby, nor shall anything contained herein or in any Global Warrant Certificate be construed to confer upon the Holder of a Warrant or record holder of a Global Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or other distributions or subscription rights, or otherwise, until such Warrant(s) evidenced by such Global Warrant Certificate shall have been exercised in accordance with the provisions hereof.

Section 11.  The Warrant Agent.

(a)           The Company will pay to the Warrant Agent the fees set forth in the Fee Schedule provided to the Company and, from time to time, on demand of the Warrant Agent, its reasonable counsel fees incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder, as set forth in the Fee Schedule provided to the Company.

(b)           The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its negligence, bad faith, or willful misconduct.

(c)           Promptly after the receipt by the Warrant Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Warrant Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing.  The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding, with counsel (including local counsel) satisfactory to the Company (who shall not, except with the consent of the Warrant Agent, be counsel to the Company), and after notice from the Company to the Warrant Agent of its election so to assume the defense thereof, the Company will not be liable to the Warrant Agent under this Section 11(c) for any legal or other expenses subsequently incurred by the Warrant Agent in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the use of counsel (including local counsel) chosen by the Company to represent the Warrant Agent would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Company and the Warrant Agent shall have reasonably concluded that there may be one or more legal defenses available to it that are different from or additional to those available to the Company. For the purposes of this Section 11, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Warrant Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

(d)           The Warrant Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Warrant Agent’s negligence, bad faith or willful misconduct or which arise out of the breach of any representation or warranty of the Warrant Agent hereunder, for which the Warrant Agent is not entitled to indemnification under this Agreement; provided, however, that Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, five times the amounts paid under this Agreement by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

(e)           Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing.  The Warrant Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding, with counsel (including local counsel) satisfactory to the Warrant Agent (who shall not, except with the consent of the Company, be counsel to the Warrant Agent) and after notice from the Warrant Agent to the Company of its election so to assume the defense thereof, the Warrant Agent will not be liable to the Company under this Section 11(e) for any legal or other expenses subsequently incurred by the Company in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the use of counsel (including local counsel) chosen by the Warrant Agent to represent the Company would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Company and the Warrant Agent shall have reasonably concluded that there may be one or more legal defenses available to it that are different from or additional to those available to the Warrant Agent.  For the purposes of this Section 11, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Company, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

(f)            Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

Section 12.  Purchase or Consolidation or Change of Name of Warrant Agent.

(a)           Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant

Agent under the provisions of Section 14.  In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Global Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Global Warrant Certificates so countersigned; and in case at that time any of the Global Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

(b)           If at any time the name of the Warrant Agent shall be changed and at such time any of the Global Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Global Warrant Certificates so countersigned; and in case at that time any of the Global Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

Section 13.  Duties of Warrant Agent.   The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions (and the Holders of the Warrants, by their acceptance thereof, shall be bound by the following terms and conditions):

(a)           The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)           Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, Chief Financial Officer, President or any Vice President of the Company and by the Treasurer or any Assistant Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)           The Warrant Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct pursuant to Section 11.

(d)           The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Global Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)           The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Global Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Global Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Warrant Shares required under the provisions of Section 7 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by a Global Warrant Certificate after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Global Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f)            The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, Chief Financial Officer, President or any Vice President or the Treasurer or any Assistant Treasurer or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without negligence, bad faith or willful misconduct.

(g)           The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 14.  Change of Warrant Agent.  The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, and to the Holders by first-class mail.  The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock, and to the Depository.  If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Depository, then the Depository may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent.  Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to the Warrant Agent and to the Company an instrument accepting such appointment hereunder and thereupon such new warrant agent without any further act or deed shall become vested with all the rights, powers, duties and responsibilities of the Warrant Agent hereunder with like effect as if it had been named as warrant agent; but if for any reason it becomes necessary or expedient to have the former warrant agent execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the former warrant agent.  Not later than the effective date of any such appointment, the Company shall file notice thereof with the former Warrant Agent and each transfer agent for the Common Stock, and shall forthwith mail notice thereof to the registered Holders at their addresses as they appear on the registry books.  Failure to file or mail such notice, or any defect therein, shall not affect the legality or validity of the appointment of the successor Warrant Agent.

Section 15.  Issuance of New Global Warrant Certificates.  Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Global Warrant Certificate(s) evidencing the Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share, the number or kind or class of shares of stock or other securities or property issuable under Global Warrant Certificate(s) made in accordance with the provisions of this Agreement or any requirement of law.

Section 16.  Notices.  All notices, demands, approvals, consents and other communications provided for or permitted hereunder (each a “Notice”) shall be in writing and shall be sent by (a) registered or certified first-class mail (return receipt requested), (b) courier service, (c) personal delivery, or (d) telecopier (provided that, in the case of this clause (d), such Notice also is sent concurrently by another means specified above) as follows:

(a)           If to the Company, to:

CIM Commercial Trust Corporation
17950 Preston Road, Suite 600
Dallas, Texas 75252
Tel: (972) 349-3200
Fax:  (972) 349-3269

Attention: Jan Salit / David Thompson

With a copy to

CIM Commercial Trust Corporation

c/o CIM Investment Advisors, LLC

4700 Wilshire Boulevard

Los Angeles, California 90010

Fax:  (323) 860-4901

Attention:  General Counsel

E-mail:  generalcounsel@cimgroup.com

If to the Warrant Agent, to:

[   ]
Attention: [   ]
Fax: [   ]

Any notice required to be delivered by the Company to the registered holder of any Global Warrant Certificate may be given by the Warrant Agent on behalf of the Company.

Each Notice shall be deemed to have been duly given and effective upon actual receipt (or refusal of receipt).  Any party may by Notice to the other parties given in accordance with this Section 16 designate another address or person for receipt of Notices hereunder.  If the address of a party has changed, then such party promptly shall by Notice to the other parties given in accordance with this Section 16 designate a new address for receipt of Notices hereunder.  For the avoidance of doubt, if a Notice given in accordance with this Section 16 to a party is returned to the sender as being refused or undeliverable (or having a similar status), then such Notice to such party shall be deemed to have been duly given and effective on the date that such Notice was originally sent.

Section 17.  Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders in order:  (i) to cure any ambiguity; (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein; or (iii) to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the Holders.

Section 18.  Successors.  All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 19.  Benefits of this Agreement.  Nothing in this Agreement shall be construed to give any Person other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders.

Section 20.  Governing Law.  This Agreement and each Global Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 21. WAIVER. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Section 22.  Counterparts.  This Agreement may be executed (including by facsimile or other electronic transmission) with counterpart signature pages or in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 23.  Captions.  The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 24.  Information.  The Company agrees to promptly provide the Holders the information it is required to provide to the holders of the Common Stock, which information may be provided via press release or the Securities and Exchange Commission’s EDGAR filing system.

Section 25.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, or loss of data due to power failures, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CIM COMMERCIAL TRUST CORPORATION

By:
Name:
Title:

[WARRANT AGENT]

By:
Name:
Title:

EXHIBIT A

Form of Global Warrant Certificate